EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Finance Trust Announces Fourth Quarter and Full Year 2018 Results

New York, March 6, 2019 - American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S., announced today its financial and operating results for the quarter and year ended December 31, 2018.

Fourth Quarter 2018 Highlights

•	Revenues increased 3.7% to $75.1 million from $72.4 million in fourth quarter 2017

•	Net loss attributable to stockholders was $13.5 million

•	Adjusted Funds from Operations (“AFFO”) was $24.6 million as compared to $24.9 million in third quarter 2018

•	Closed on the acquisition of 29 properties for an aggregate contract purchase price of $48.6 million at a weighted average capitalization rate[1] of 7.8%

•	Executed 8 new leases and 30 lease renewals/amendments in the quarter totaling 326,423 square feet

•	In November, added to the MSCI US REIT Index (the "RMZ")

•	Institutional ownership of common equity has increased from less than 1% at listing to 16% as of the end of the quarter

•	Strong current pipeline includes an additional 69 properties for an aggregate contract purchase price[2] of $131.0 million, of which 98% are occupied by service retail tenants[3]

•	Multi-tenant leasing pipeline of four new leases and renewals under negotiation for an additional 32,000 square feet[4]

Full Year 2018 Highlights

•	Revenues increased 7.5% year-over-year to $291.2 million as compared to $270.9 million in prior year

•	Net loss attributable to stockholders of $37.4 million includes one-time charges related to the July listing of AFIN on the Nasdaq Global Select Market

•	AFFO was $103.0 million as compared to $117.7 million in prior year

•	Closed on the acquisition of 130 properties for an aggregate contract purchase price of $239.0 million at a weighted average cap rate of 8.1%

•	Portfolio 94.7% leased with an 8.6 year weighted-average lease term remaining at year end[5]

•	Rent escalators in 78.4% of leases provide contractually embedded rent growth in existing portfolios

•	77.2% of tenants in single-tenant portfolio and 46.9% of anchor tenants[6] in multi-tenant portfolio rated as investment grade or implied investment grade[7]

CEO Comments

Michael Weil, Chief Executive Officer, commented, “2018 was a milestone year for AFIN as the company executed important strategic and operational initiatives, and continued to focus on fortifying our foundation for the future. We had a very productive year with new real estate acquisitions as we selectively acquired 130 single-tenant net-leased properties for $239.0 million. We believe these acquisitions further enhance AFIN’s portfolio mix, as 90% of these acquisitions are service retail properties. Our acquisition activity is complemented by our strong leasing strategy to drive occupancy and NOI growth from the multi-tenant component of our portfolio."

Mr. Weil continued, "We maintain a healthy balance sheet in order to be well positioned to capitalize on opportunities as we identify suitable acquisitions. We have a promising leasing outlook, as we already have several signed leases with rental income set to begin cash rent payments in 2019. Finally, there is the potential for AFIN to be included in other equity indexes in addition to its recent inclusion in the RMZ REIT index.”

Financial Results

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2018	2017	2018	2017
Revenues	$75,092	$72,354	$291,207	$270,910

Net loss attributable to stockholders	$(13,524)	$(19,389)	$(37,409)	$(46,494)
Net loss per common share (a)	$(0.13)	$(0.18)	$(0.35)	$(0.47)

FFO attributable to stockholders (b)	$27,884	$31,325	$91,574	$117,163
FFO per common share (a)	$0.26	$0.30	$0.87	$1.18

AFFO attributable to stockholders	$24,632	$28,950	$103,031	$117,664
(a) All per share data based on 106,096,401 and 104,982,273 diluted weighted-average shares outstanding for the three months ended December 31, 2018 and 2017, respectively, and 105,560,053 and 99,649,471 for the years ended December 31, 2018 and 2017, respectively.
(b) The year ended December 31, 2018 includes one-time charges relating to the July listing of AFIN on the Nasdaq.

Real Estate Portfolio

The Company’s portfolio consisted of 626 net lease properties located in 42 states and comprised of 19.1 million rentable square feet leased to 411 tenants as of December 31, 2018. Portfolio metrics include:

•	94.7% leased with 8.6 years weighted-average remaining lease term

•	78.4% of leases have contractual rent increases of 1.3%[8] on average based on annualized straight-line rent[9]

•	77.2% of single-tenant portfolio and 46.9% of multi-tenant portfolio anchor tenant annualized straight-line rent derived from investment grade or implied investment grade tenants

•	74.4% retail properties, 13.7% industrial and distribution properties and 11.9% office properties (based on annualized straight-line rent)

•	67.0% of the retail portfolio focused on either service or experiential retail giving the company strong alignment with "e-commerce resistant" real estate[10]

Property Acquisitions

For the three months ended December 31, 2018, the Company completed the acquisition of 29 properties for an aggregate contract purchase price of $48.6 million.

For the year ended December 31, 2018, AFIN closed on the acquisition of 130 properties for an aggregate contract purchase price of $239.0 million with a weighted-average capitalization rate of 8.1% and 15.6 year weighted-average remaining lease term.

The Company’s $131.0 million pipeline of acquisitions as of January 31, 2019 is comprised of 98% service retail properties and all acquisitions have closed, or are expected to close before the end of the first quarter of 2019; however, there can be no assurance that all these acquisitions will be completed on their current terms, or at all.

Property Dispositions

The Company sold 44 properties during 2018 for $161.5 million, including 31 properties leased to SunTrust which had lease terms that expired between December 31, 2017 and March 31, 2018.

The Company was under contract to sell nine occupied SunTrust assets as of January 31, 2019 with a weighted-average remaining lease term of 10 years at a 5.5% cash cap rate11, generating $23.2 million of gross proceeds before closing costs and mortgage payoffs of $7.9 million. These dispositions allow the Company to redeploy the net proceeds into the current acquisition pipeline at an 8.5% weighted-average capitalization rate and a 17.6 year weighted-average remaining lease term. There can be no assurance that all these dispositions will be completed on their current terms, or at all.

Capital Structure and Liquidity Resources

The Company upsized its unsecured corporate credit facility by $125 million in the third quarter, increasing total commitments to $540 million. The credit facility was originally entered into in April 2018 and matures in 202312. As of December 31, 2018, the Company had a total borrowing capacity under this credit facility of $461.5 million. Of this amount, $324.7 million was outstanding under this facility as of December 31, 2018 and $136.8 million remained available for future borrowing12. As of December 31, 2018, the Company had $91.5 million of cash and cash equivalents. The Company’s net debt13 to gross asset value14 was 38.6%, with net debt of $1.4 billion.

The percentage of fixed rate debt was 78.7% as of December 31, 2018 (including variable debt subject to swap agreements). The Company’s total combined debt had a weighted-average interest rate cost of 4.5%15, resulting in an interest coverage ratio of 2.8 times16.

Nasdaq Listing and MSCI US REIT Index Inclusion

On July 19, 2018, the Company listed Class A common stock on the Nasdaq Global Select Market. To effect the listing, the Company listed only shares of Class A common stock, which represented approximately 50% of its outstanding shares of common stock at the time of the listing (approximately 53 million shares). The Company’s two other classes of outstanding stock outstanding at the time of the listing were Class B-1 common stock, which comprised 25% of the Company’s outstanding shares of common stock at the time of the listing (approximately 26.2 million shares), and Class B-2 common stock, which comprised 25% of the Company’s outstanding shares of common stock at the time of the listing (approximately 26.2 million shares). In accordance with their terms, all shares of Class B-1 common stock automatically converted into shares of Class A common stock and were listed on the Nasdaq on October 10, 2018 and all shares of Class B-2 common stock automatically converted into shares of Class A common stock and were listed on the Nasdaq on January 9, 2019. The Company has declared dividends on shares of each class of common stock beginning in the month of July based on the annualized rate of $1.10 per share. In November, AFIN was added as a constituent to the MSCI US REIT Index (the RMZ), effective at the close of the market on November 30, 2018.

Footnotes/Definitions

1 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property. The weighted-average capitalization rate is based upon square feet.

2 Inclusive of $47.9 million of properties that have closed after December 31, 2018 and $83.1 million that are subject to definitive purchase and sale agreements as of January 31, 2019. Contract purchase price does not include capitalized acquisition costs. There can be no assurance that all these acquisitions will be completed on their current terms, or at all.

3 Service retail is defined as single-tenant properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, fitness, and auto services sectors.

4 Leasing pipeline includes (i) all leases executed by both parties as of January 31, 2019 but after December 31, 2018 and (ii) all leases under negotiation with an executed LOI by both parties as of January 31, 2019. There can be no assurance that such leases will commence. Leasing pipeline should not be considered an indication of future performance.

5 The weighted-average remaining lease term (years) is based on annualized straight-line rent as of December 31, 2018.

6 Anchor tenants are defined as tenants that occupy over 10,000 square feet of one of the Company's multi-tenant properties.

7 As used herein, investment grade includes both actual investment grade ratings of the tenant or implied investment grade. Implied investment grade includes ratings of tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or lease guarantor. Implied investment grade ratings are determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. Ratings information is as of December 31, 2018. Single-tenant portfolio tenants are 48.0% actual investment grade rated and 29.2% implied investment grade rate. Anchor tenants in the multi-tenant portfolio are 32.3% actual investment grade rated and 14.6% implied investment grade rated.

8 Based on annualized straight-line rent as of December 31, 2018. Contractual rent increases include fixed percent or actual increases, or CPI-indexed increases.

9 Calculated using the most recent available lease terms as of December 31, 2018.

10 Experiential retail is defined as multi-tenant properties leased to tenants in the restaurant, discount retail, entertainment, salon/beauty, and grocery sectors, among others.

11 For acquisitions, cash cap rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease. For dispositions, cash cap rate is a rate of return based on the annualized cash rental income of the property to be sold. For acquisitions, cash cap rate is calculated by dividing the annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. For dispositions, cash cap rate is calculated by dividing the annualized cash rental income by the contract sales price for the property. The weighted-average cash cap rate is based upon square feet.

12 The borrowing capacity and availability for future borrowings under the Company's credit facility is based on the borrowing base thereunder, the pool of eligible otherwise unencumbered real estate assets as December 31, 2018. The maturity date of the Company's credit facility was automatically extended from April 2020 to April 2022 upon the listing of the Company's stock on the Nasdaq. In addition, the Company has the right to extend the maturity date to April 2023.

13 Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.

14 Defined as total assets plus accumulated depreciation and amortization as of December 31, 2018.

15 Weighted based on the outstanding principal balance of the debt.

16 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less amortization of deferred financing costs, net, change in accrued interest and amortization of mortgage premiums on borrowings) for the quarter ended December 31, 2018.

Webcast and Conference Call

AFIN will host a webcast and call on March 6, 2019 at 11:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the AFIN website, www.americanfinancetrust.com, in the “Investor Relations” section.

Dial-in instructions for the conference call and the replay are outlined below.

To listen to the live call, please go to AFIN’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the AFIN website at www.americanfinancetrust.com.

Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-605-3851
Participant Elite Entry Number: 2328590

Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10128641
*Available one hour after the end of the conference call through June 6, 2019.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

 Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of AFIN’s website at www.americanfinancetrust.com and on the SEC website at www.sec.gov.

Important Notice
The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of AFIN’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 19, 2018 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:
Investors and Media:
Email: investorrelations@americanfinancetrust.com
Phone: (866) 902-0063

American Finance Trust, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	December 31,
	2018	2017
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$629,190	$607,675
Buildings, fixtures and improvements	2,441,659	2,449,020
Acquired intangible lease assets	413,948	454,212
Total real estate investments, at cost	3,484,797	3,510,907
Less: accumulated depreciation and amortization	(454,614)	(408,194)
Total real estate investments, net	3,030,183	3,102,713
Cash and cash equivalents	91,451	107,666
Restricted cash	18,180	19,588
Deposits for real estate acquisitions	3,037	565
Derivative assets, at fair vale	—	23
Goodwill	1,605	1,605
Deferred costs, net	16,222	8,949
Straight-line rent receivable	37,911	28,515
Prepaid expenses and other assets	19,439	22,344
Assets held for sale	44,519	4,682
Total assets	$3,262,547	$3,296,650

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,196,113	$1,303,433
Credit facility	324,700	95,000
Market lease liabilities, net	89,938	108,772
Accounts payable and accrued expenses (including $2,634 and $3,169 due to related parties as of December 31, 2018 and 2017, respectively)	28,383	27,355
Derivative liabilities, at fair value	531	—
Deferred rent and other liabilities	13,067	9,421
Dividends payable	80	11,613
Total liabilities	1,652,812	1,555,594

Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 106,230,901 and 105,172,185 shares issued and outstanding as of December 31, 2018 and 2017, respectively	1,063	1,052
Additional paid-in capital	2,412,915	2,393,237
Accumulated other comprehensive (loss) income	(531)	95
Accumulated deficit	(812,047)	(657,874)
Total stockholders' equity	1,601,400	1,736,510
Non-controlling interests	8,335	4,546
Total equity	1,609,735	1,741,056
Total liabilities and equity	$3,262,547	$3,296,650

American Finance Trust, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Rental income	$66,908	$63,397	$256,157	$240,264
Operating expense reimbursements	8,184	8,624	35,050	29,560
Interest income from debt investments	—	333	—	1,086
Total revenues	75,092	72,354	291,207	270,910

Operating expenses:
Asset management fees to related party	5,848	5,658	23,143	20,908
Property operating	14,059	12,598	54,068	42,594
Impairment charges	11,023	10,866	21,080	25,049
Acquisition and transaction related	1,185	1,800	5,612	9,356
Listing fees	—	—	4,988	—
Vesting and conversion of Class B Units	—	—	15,786	—
Share-based compensation — multi-year outperformance agreement	2,666	—	4,816	—
General and administrative	6,576	5,547	25,128	20,614
Depreciation and amortization	32,638	40,979	139,907	154,027
Total operating expenses	73,995	77,448	294,528	272,548
Operating income (loss) before gain on sale of real estate investments	1,097	(5,094)	(3,321)	(1,638)
Gain on sale of real estate investments	2,186	1,033	31,776	15,128
Operating income (loss)	3,283	(4,061)	28,455	13,490
Other income (expense):
Interest expense	(17,623)	(15,393)	(66,789)	(60,305)
Other income	794	27	863	238
Total other expense, net	(16,829)	(15,366)	(65,926)	(60,067)
Net loss	(13,546)	(19,427)	(37,471)	(46,577)
Net loss attributable to non-controlling interests	22	38	62	83
Net loss attributable to stockholders	$(13,524)	$(19,389)	$(37,409)	$(46,494)

Basic and diluted weighted-average shares outstanding	106,096,401	104,982,273	105,560,053	99,649,471
Basic and diluted net loss per share attributable to stockholders	$(0.13)	$(0.18)	$(0.35)	$(0.47)

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended December 31, 2018
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Adjusted EBITDA
Net income (loss)	$15,431	$(12,065)	$(27,291)	$(13,546)	$(37,471)
Depreciation and amortization	36,499	35,438	35,332	32,638	139,907
Interest expense	16,107	16,042	17,017	17,623	66,789
Impairment charges	322	8,563	1,172	11,023	21,080
Acquisition and transaction related	1,954	1,287	1,186	1,185	5,612
Listing fees	—	—	4,988	—	4,988
Vesting and conversion of Class B Units	—	—	15,786	—	15,786
Share-based compensation — multi-year outperformance agreement	—	—	2,150	2,666	4,816
Gain on sale of real estate investments	(24,637)	(3,625)	(1,328)	(2,186)	(31,776)
Other income	(22)	(38)	(9)	(794)	(863)
Adjusted EBITDA	45,654	45,602	49,003	48,609	188,868
Asset management fees to related party	5,609	5,837	5,849	5,848	23,143
General and administrative	5,501	6,512	6,539	6,576	25,128
NOI	56,764	57,951	61,391	61,033	237,139
Amortization of market lease and other intangibles, net	(1,358)	(2,320)	(5,766)	(6,054)	(15,498)
Straight-line rent	(2,253)	(2,540)	(2,589)	(2,119)	(9,501)
Cash NOI	$53,153	$53,091	$53,036	$52,860	$212,140

Cash Paid for Interest:
Interest expense	$16,107	$16,042	$17,017	$17,623	$66,789
Amortization of deferred financing costs, net and change in accrued interest	(1,419)	(2,126)	(1,734)	(1,461)	(6,740)
Amortization of mortgage premiums on borrowings	835	1,001	857	1,097	3,790
Total cash paid for interest	$15,523	$14,917	$16,140	$17,259	$63,839

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended December 31, 2018
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Net income (loss) attributable to stockholders (in accordance with GAAP)	$15,401	$(12,041)	$(27,245)	$(13,524)	$(37,409)
Impairment charges	322	8,563	1,172	11,023	21,080
Depreciation and amortization	36,499	35,438	35,332	32,638	139,907
Gain on sale of real estate investments	(24,637)	(3,625)	(1,328)	(2,186)	(31,776)
Proportionate share of adjustments for non-controlling interests to arrive at FFO	(24)	(78)	(59)	(67)	(228)
FFO attributable to stockholders	27,561	28,257	7,872	27,884	91,574
Acquisition and transaction related	1,954	1,287	1,186	1,185	5,612
Litigation costs related to RCA merger [1]	62	1,089	363	431	1,945
Listing fees	—	—	4,988	—	4,988
Vesting and conversion of Class B Units	—	—	15,786	—	15,786
Amortization of market lease and other intangibles, net	(1,358)	(2,320)	(5,766)	(6,054)	(15,498)
Straight-line rent	(2,253)	(2,540)	(2,589)	(2,119)	(9,501)
Amortization of mortgage premiums on borrowings	(835)	(1,001)	(857)	(1,097)	(3,790)
Mark-to-market adjustments	(24)	(48)	—	—	(72)
Share-based compensation — restricted shares	26	65	90	269	450
Share-based compensation — multi-year outperformance agreement	—	—	2,150	2,666	4,816
Amortization of deferred financing costs, net and change in accrued interest	1,419	2,126	1,734	1,461	6,740
Proportionate share of adjustments for non-controlling interests to arrive at AFFO	1	3	(29)	6	(19)
AFFO attributable to stockholders	$26,553	$26,918	$24,928	$24,632	$103,031

[1] The litigation costs related to the Merger are included as an adjustment in the calculation above beginning in the fourth quarter of 2018, and were not presented as an adjustment in our Annual Report on Form 10-K for the year ended December 31, 2017 or our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018. Insurance reimbursements in future periods, if any, will be deducted from AFFO in the period of reimbursement.
American Finance Trust, Inc.

Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended December 31, 2017	Year Ended December 31, 2017
Net loss attributable to stockholders (in accordance with GAAP)	$(19,389)	$(46,494)
Impairment charges	10,866	25,049
Depreciation and amortization	40,979	154,027
Gain on sale of real estate investments	(1,033)	(15,128)
Proportionate share of adjustments for non-controlling interests to arrive at FFO	(98)	(291)
FFO attributable to stockholders	31,325	117,163
Acquisition and transaction related	1,800	9,356
Litigation costs related to RCA merger [1]	219	796
Amortization of market lease and other intangibles, net	(2,088)	(5,173)
Straight-line rent	(2,213)	(7,744)
Amortization of mortgage premiums on borrowings	(979)	(4,096)
Discount accretion on investment	(9)	(25)
Mark-to-market adjustments	(25)	(130)
Share-based compensation — restricted shares	26	128
Amortization of deferred financing costs, net and change in accrued interest	889	7,384
Proportionate share of adjustments for non-controlling interests to arrive at AFFO	5	5
AFFO attributable to stockholders	$28,950	$117,664

[1] The litigation costs related to the Merger are included as an adjustment in the calculation above beginning in the fourth quarter of 2018, and were not presented as an adjustment in our Annual Report on Form 10-K for the year ended December 31, 2017 or our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018. Insurance reimbursements in future periods, if any, will be deducted from AFFO in the period of reimbursement.

Non-GAAP Financial Measures
This release includes non-GAAP financial measures, including Funds from Operations ("FFO"), Adjusted Funds from Operations ("AFFO"), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Net Operating Income ("NOI") and Cash Net Operating Income ("Cash NOI"). While NOI is a property-level measure, AFFO is based on our total performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. Additionally, NOI as defined here, includes an adjustment for straight-line rent which is excluded from AFFO. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided below. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, AFFO and NOI attributable to stockholders.
Caution on Use of Non-GAAP Measures
FFO, AFFO, Adjusted EBITDA, NOI and Cash NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.
We consider FFO and AFFO useful indicators of our performance. Because FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Adjusted Funds from Operations
Funds From Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We define FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO attributable to stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.
Adjusted Funds From Operations
In calculating AFFO, we start with FFO, then we exclude certain income or expense items from AFFO that we consider to be more reflective of investing activities, such as fees related to the Listing, non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our day to day operating business plan, such as amounts related to the

RCA merger litigation. These amounts include legal costs incurred as a result of the litigation, a portion of which may be covered under insurance policies maintained by us, which could result in future reimbursements to us. Insurance reimbursements in future periods, if any, will be deducted from AFFO in the period of reimbursement. We believe that excluding the litigation costs and any subsequent insurance reimbursements, if any, related to the RCA merger helps to provide a better understanding of the operating performance of our business. Other income and expense items also include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent, vesting and conversion of the Class B Units and share-based compensation related to restricted shares and the multi-year outperformance agreement from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.
In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of our on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. We believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net loss as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net loss as an indication of our performance or to cash flows as a measure of our liquidity or ability to pay dividends.
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income.
We believe that Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, fees related to the Listing, other non-cash items such as the vesting and conversion of the Class B Units, expense related to the multi-year outperformance agreement and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition and transaction-related expenses, depreciation and amortization, other non-cash expenses and interest expense. NOI is adjusted to include our pro rata share of NOI from unconsolidated joint ventures. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.
Cash NOI, is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as net operating income (which is separately defined herein) excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.